Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412-227-2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter 2013 Results

Sales decrease 9% compared to prior year quarter

Railroad and Utility Products and Services operating profit increases 43% over prior year quarter

Diluted EPS ($0.20) loss compared to $0.65 earnings in prior year quarter after restructuring charges

Higher tax rate major difference in fourth quarter Adjusted EPS of $0.44 compared to $0.66 in prior year

PITTSBURGH, February 13, 2014 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2013 fourth quarter.

Consolidated sales of $341.8 million for the fourth quarter of 2013 were nine percent, or $33.1 million lower than sales of $374.9 million in the prior year quarter. Sales for Railroad and Utility Products and Services (RUPS) of $128.1 million decreased by three percent or $4.4 million compared to sales of $132.5 million in the prior year quarter, while sales for Carbon Materials and Chemicals (CMC) totaling $213.7 million decreased by 12 percent or $28.7 million compared to sales of $242.4 million in the prior year quarter. The net decrease in sales in RUPS was due mainly to lower sales volumes for crossties due to the timing of customer orders and increased competition from hardwood lumber markets, partially offset by incremental sales from the acquisition of a utility pole business in Australia in November 2012. CMC sales were lower due to lower sales volumes and prices for carbon pitch due to reduced production of aluminum in the United States combined with excess product availability in Europe and the Middle East.

Net loss attributable to Koppers for the quarter ended December 31, 2013, was $4.1 million, or $0.20 per diluted share as compared to net income attributable to Koppers of $13.6 million, or $0.65 per diluted share in the fourth quarter of 2012. The decreases in net income attributable to Koppers and diluted earnings per share for the fourth quarter of 2013 were due to lower profitability for CMC operations that included $13.6 million of restructuring costs related to the Uithoorn, The Netherlands, Tangshan, China, Follansbee, West Virginia, and Portland, Oregon facilities, and $2.9 million of tank and tank car cleaning costs. These charges were partly offset by higher profitability for RUPS driven by a favorable product mix combined with incremental profits from the acquisition of a utility pole business in Australia in November 2012. Additionally, there was a negative impact from a higher effective tax rate for the quarter ended December 31, 2013 due in part to reduced profitability from European operations. Adjusted net income and adjusted earnings per share for the quarter ended December 31, 2013, were $9.0 million and $0.44 per share compared to $13.9 million and $0.66 per share in the prior year quarter after excluding $13.1 million of charges net of taxes and non-controlling interests for the quarter ended December 31, 2013 and after excluding $0.3 million of after-tax charges in the quarter ended December 31, 2012. The items comprising the $13.1 million of charges for the quarter ended December 31, 2013 include $14.1 million of pre-tax restructuring charges from the CMC facilities noted above combined with charges related to the wood treating facility in Grenada, Mississippi that was closed in 2012, and $2.9 million of pre-tax charges related to tank and tank car cleaning. The $0.3 million of after-tax charges for the quarter ended December 31, 2012 was from closure costs related to the Grenada facility. Adjusted net income and adjusted EPS for the quarter ended December 31, 2013 were lower than the prior year quarter due to lower profitability from European operations and a higher effective tax rate, partially offset by higher profitability from RUPS. The estimated impact of the higher effective tax rate excluding the impact of non-deductible impairment and restructuring charges for the quarter ended December 31, 2013 compared to the prior year quarter was approximately $0.20 per diluted share.

Adjusted EBITDA for the quarter ended December 31, 2013, was $33.0 million compared to $33.6 million in the fourth quarter of 2012, with the decrease due primarily to significantly lower results from European operations which more than offset higher results from Railroad and Utility Products and Services.

Consolidated sales of $1.478 billion for the year ended December 31, 2013 were five percent, or $77 million lower than sales of $1.555 billion in the prior year. Sales for RUPS of $572.2 million increased by three percent or $16.9 million over prior year sales of $555.3 million, while sales for CMC totaling $906.1 million decreased by nine percent, or $93.6 million compared to $999.7 million in the prior year. The increase in sales in RUPS was due mainly to the acquisition of a utility pole business in Australia in November 2012. The decrease in sales for CMC was due primarily to lower sales volumes and prices for carbon pitch and lower sales volumes for phthalic anhydride.

Net income attributable to Koppers for the year ended December 31, 2013, was $40.4 million, or $1.94 per diluted share as compared to net income attributable to Koppers of $65.6 million, or $3.13 per diluted share in fiscal year 2012. Adjusted net income and adjusted earnings per share for the year ended December 31, 2013, were $54.1 million and $2.60 per share compared to $68.7 million and $3.27 per share in the prior year after excluding $13.6 million of charges net of taxes and non-controlling interests for 2013 and after excluding $2.2 million of after-tax charges and $0.8 million of tax expense related to the European consolidation project in the similar 2012 period. The $13.6 million of charges net of taxes and non-controlling interests for the year ended December 31, 2013 were due to $16.2 million of pre-tax restructuring charges related to the Uithoorn, Tangshan, Grenada, Follansbee, and Portland facilities and $2.9 million of tank and tank car cleaning charges, partially offset by $1.8 million of pre-tax gain on the sale and environmental reserve reversal for a former wood treating facility in Australia. The $2.2 million of after-tax charges for the year ended December 31, 2012 were related to the closure of the Grenada facility combined with impairment charges related to our cogeneration facility in Muncy, Pennsylvania. The decreases in adjusted net income and adjusted earnings per share for year 2013 were due to lower profitability for CMC as a result of reduced results from European operations driven by weak economic conditions combined with lower sales volumes for phthalic anhydride in North America as a result of lower demand from certain end-markets combined with increased levels of European imports. Reduced profitability for CMC more than offset higher profitability from RUPS that was due to a favorable product mix for railroad crossties and higher profitability for utility poles as a result of the acquisition of a utility pole business in Australia in November 2012. The negative impact from a higher effective tax rate for the year ended December 31, 2013 driven in part by lower earnings from European operations more than offset the benefit from the non-recurrence of $3.9 million of net charges for CMC for the year ended December 31, 2012 that consisted of a pitch tank leak, a plant outage, and an increase in the allowance for doubtful accounts, partially offset by a refund due to a supplier audit of transport weights for raw materials. The estimated impact of the higher effective tax rate excluding the impact of non-deductible impairment and restructuring charges for the year ended December 31, 2013 compared to the prior year was approximately $0.37 per diluted share.

Adjusted EBITDA for the year ended December 31, 2013, was $150.4 million compared to $159.5 million in the year ended December 31, 2012, with the decrease due mainly to reduced profitability in CMC, which more than offset higher profitability for RUPS as described in detail in the preceding paragraph.

Commenting on the results, Walt Turner, president and CEO of Koppers, said, “Despite the continuing challenges facing our global Carbon Materials and Chemicals business due to difficult end-markets in Europe, we would have been close to last year’s record fourth quarter adjusted EPS if not for the impact from our effective tax rate in 2013 compared to 2012 of approximately $0.20 per share. As previously announced, we have recently taken steps to rationalize capacity in Europe and North America that will lower our overall cost structure and improve our capacity utilization and profitability in those regions. The restructuring activities that we have undertaken are estimated to result in pre-tax savings of $9 million in 2014 and $11 million annually thereafter. In regard to our global Railroad and Utility Products and Services business, I am pleased with the continued strong performance in both North America and Australia and expect our recently acquired Canadian crosstie treatment business to contribute to its continued strength in 2014. I expect 2014 to be an active year as we focus on various projects aimed at growing the top line, improving margins and right-sizing our business as we target long-term sustainable earnings growth.”

The following reconciliations are attached to this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, February 13, 2014, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 800 762 8779 in the US/Canada or +1 480 629 9645 for International, Conference ID number 4663373. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4663373. The recording will be available for replay through February 27, 2014.

The live broadcast of Koppers conference call will be available online: http://investors.koppers.com/phoenix.zhtml?c=194019&p=irol-eventDetails&EventId=5086078. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com and www.streetevents.com shortly after the live call and continuing through February 27, 2014.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, Canada, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions, divestitures, joint ventures, cost savings initiatives or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, including continuing uncertain economic conditions in Europe, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability and costs of key raw materials, unfavorable resolution of claims against us, and timing and limitations on insurance recoveries and coverages, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Income

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net sales	$341.8	$374.9	$1,478.3	$1,555.0
Cost of sales (excluding items below)	294.7	321.4	1,264.7	1,324.6
Depreciation and amortization	19.8	7.1	41.6	28.2
Selling, general and administrative expenses	19.5	20.5	71.7	75.6

Operating profit	7.8	25.9	100.3	126.6
Other income	0.7	0.2	3.5	1.9
Interest expense	6.6	7.1	26.8	27.9

Income before income taxes	1.9	19.0	77.0	100.6
Income taxes	7.5	4.8	36.8	33.3

Income (loss) from continuing operations	(5.6)	14.2	40.2	67.3
Loss from discontinued operations, net of tax	—	—	(0.1)	(0.1)

Net income (loss)	(5.6)	14.2	40.1	67.2
Net income attributable to noncontrolling interests	(1.5)	0.6	(0.3)	1.6

Net income (loss) attributable to Koppers	$(4.1)	$13.6	$40.4	$65.6

Earnings (loss) per common share:
Basic-
Continuing operations	$(0.20)	$0.66	$1.96	$3.18
Discontinued operations	—	—	—	(0.01)

Earnings (loss) per basic common share	$(0.20)	$0.66	$1.96	$3.17

Diluted-
Continuing operations	$(0.20)	$0.65	$1.94	$3.14
Discontinued operations	—	—	—	(0.01)

Earnings (loss) per diluted common share	$(0.20)	$0.65	$1.94	$3.13

Weighted average shares outstanding (in thousands):
Basic	20,332	20,600	20,575	20,681
Diluted	20,597	20,851	20,815	20,927
Dividends declared per common share	$0.25	$0.24	$1.00	$0.96

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$82.2	$66.7
Accounts receivable, net of allowance of $3.6 and $3.7	157.9	162.7
Income tax receivable	9.0	1.6
Inventories, net	168.8	195.8
Deferred tax assets	10.0	15.1
Loan to related party	9.5	9.5
Other current assets	35.7	29.8

Total current assets	473.1	481.2
Equity in non-consolidated investments	6.6	5.8
Property, plant and equipment, net	197.0	161.1
Goodwill	72.7	75.6
Deferred tax assets	9.3	27.2
Other assets	26.2	29.1

Total assets	$784.9	$780.0

Liabilities
Accounts payable	$107.6	$103.5
Accrued liabilities	82.4	72.1
Dividends payable	5.1	5.6

Total current liabilities	195.1	181.2
Long-term debt	303.1	296.1
Accrued postretirement benefits	41.6	89.9
Other long-term liabilities	55.3	44.7

Total liabilities	595.1	611.9
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,722,492 and 21,585,129 shares issued	0.2	0.2
Additional paid-in capital	158.9	153.3
Retained earnings	71.3	52.0
Accumulated other comprehensive loss	(10.2)	(22.0)
Treasury stock, at cost; 1,390,494 and 951,026 shares	(50.4)	(32.9)

Total Koppers shareholders’ equity	169.8	150.6

Noncontrolling interests	20.0	17.5

Total equity	$189.8	$168.1

Total liabilities and equity	$784.9	$780.0

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012

Cash provided by (used in) operating activities:
Net income	$40.1	$67.2
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	41.6	28.2
(Gain) loss on sale of fixed assets	(2.3)	0.1
Deferred income taxes	19.5	8.0
Non-cash interest expense	1.7	1.7
Equity income, net of dividends received	(0.8)	(0.8)
Change in other liabilities	(13.3)	(13.0)
Stock-based compensation	4.3	6.9
Other	0.5	(1.1)
Decrease (increase) in working capital:
Accounts receivable	2.9	(0.2)
Inventories	21.6	(26.5)
Accounts payable	4.9	(0.1)
Accrued liabilities and other working capital	(3.1)	7.4

Net cash provided by operating activities	117.6	77.8

Cash provided by (used in) investing activities:
Capital expenditures	(72.9)	(28.9)

Acquisitions, net of cash acquired	(2.3)	(14.0)
Net cash proceeds (payments) from loan to related party	—	2.2
Net cash proceeds from divestitures and asset sales	2.9	0.8

Net cash used in investing activities	(72.3)	(39.9)

Cash (used in) provided by financing activities:
Borrowings of revolving credit	97.9	259.4
Repayments of revolving credit	(97.9)	(265.8)
Borrowings of long-term debt	6.6	—
Issuances of Common Stock	0.2	1.5
Repurchases of Common Stock	(17.5)	(8.1)
Proceeds from issuance of noncontrolling interest	2.3	3.7
Excess tax benefit from employee stock plans	0.5	1.6
Payment of deferred financing costs	(1.3)	(0.1)
Dividends paid	(21.1)	(19.5)

Net cash used in financing activities	(30.3)	(27.3)
Effect of exchange rate changes on cash	0.5	2.0

Net increase in cash and cash equivalents	15.5	12.6
Cash and cash equivalents at beginning of year	66.7	54.1

Cash and cash equivalents at end of period	$82.2	$66.7

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Dollars in millions)
Net sales:

Carbon Materials and Chemicals	$213.7	$242.4	$906.1	$999.7
Railroad and Utility Products and Services	128.1	132.5	572.2	555.3

Total	$341.8	$374.9	$1,478.3	$1,555.0

Operating profit:
Carbon Materials and Chemicals	$(3.5)	$18.0	$43.9	$83.1
Railroad and Utility Products and Services	11.7	8.2	58.3	45.1
Corporate	(0.4)	(0.3)	(1.9)	(1.6)

Total	$7.8	$25.9	$100.3	$126.6
Operating margin:
Carbon Materials and Chemicals	(1.6)%	7.4%	4.8%	8.3%
Railroad and Utility Products and Services	9.1%	6.2%	10.2%	8.1%
Total	2.3%	6.9%	6.8%	8.1%
Adjusted operating profit (1):
Carbon Materials and Chemicals	$13.0	$18.0	$60.4	$83.1
Railroad and Utility Products and Services	12.2	8.6	59.8	48.5
All Other	(0.4)	(0.3)	(1.9)	(1.6)

Total	$24.8	$26.3	$118.3	$130.0
Adjusted operating margin:
Carbon Materials and Chemicals	6.1%	7.4%	6.7%	8.3%
Railroad and Utility Products and Services	9.5%	6.5%	10.5%	8.7%
Total	7.3%	7.0%	8.0%	8.4%

(1)	Cost of sales for CMC for the three and twelve months ended December 31, 2013 includes $3.6 million of pre-tax expense consisting of $1.0 million related to capacity rationalization activities at our Follansbee, West Virginia and Uithoorn, The Netherlands facilities, and $2.6 million for tank and tank car cleaning expenses. Cost of sales for RUPS for the three months ended December 31, 2013 includes $0.5 million of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi, and cost of sales for RUPS for the twelve months ended December 31, 2013 includes $2.6 million of pre-tax expense related to Grenada and $1.1 million of income from environmental reserve reversals related to the sale of our former wood treating facility in Hume, Australia. Depreciation and amortization for CMC for the three and twelve months ended December 31, 2013 includes $12.3 million of pre-tax expense comprised of $12.0 million of impairment charges for our Tangshan, China, Follansbee, West Virginia, Portland, Oregon and Uithoorn, The Netherlands facilities and $0.3 million of charges related to tank and tank car cleaning expenses. Selling, general and administrative expense for CMC for the three and twelve months ended December 31, 2013 includes $0.6 million of pre-tax expense related to the discontinuation of distillation activities at the Uithoorn facility. Cost of sales for RUPS for the three and twelve months ended December 31, 2012 includes $0.4 million and $2.8 million, respectively, of pre-tax expense related to the Grenada closure, and depreciation and amortization for RUPS for the twelve months ended December 31, 2012 includes $0.6 million of impairment charges for our co-generation plant in Muncy, Pennsylvania.

Koppers believes that adjusted net income, adjusted earnings per share, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to Koppers	$(4.1)	$13.6	$40.4	$65.6

Items impacting pre-tax income (1)
Impairment and restructuring costs	14.1	0.4	16.2	3.4
Sale of former wood treating facility	—	—	(1.8)	—
Tank cleaning and repair costs	2.9	—	2.9	—
Items impacting net income, net of tax and non-controlling interests	13.1	0.3	13.6	2.2
Income tax provision for European consolidation	—	—	—	0.8
Adjusted net income including discontinued operations	9.0	13.9	54.0	68.6
Discontinued operations	—	—	0.1	0.1

Adjusted net income	$9.0	$13.9	$54.1	$68.7

(1)	Cost of sales for CMC for the three and twelve months ended December 31, 2013 includes $3.6 million of pre-tax expense consisting of $1.0 million related to capacity rationalization activities at our Follansbee and Uithoorn facilities, and $2.6 million for tank and tank car cleaning expenses. Cost of sales for RUPS for the three months ended December 31, 2013 includes $0.5 million of pre-tax expense related to the June 2012 closing of our Grenada facility and cost of sales for RUPS for the twelve months ended December 31, 2013 includes $2.6 million of pre-tax expense related to Grenada and $1.1 million of income from environmental reserve reversals related to the sale of our Hume facility. Depreciation and amortization for CMC for the three and twelve months ended December 31, 2013 includes $12.3 million of pre-tax expense comprised of $12.0 million of impairment charges for our Tangshan, Follansbee, Portland, and Uithoorn facilities and $0.3 million of charges related to tank and tank car cleaning expenses. Selling, general and administrative expense for CMC for the three and twelve months ended December 31, 2013 includes $0.6 million of pre-tax expense related to the discontinuation of distillation activities at the Uithoorn facility. Other income for the three and twelve months ended December 31, 2013 includes $0.7 million of gain on sale of assets related to our Hume facility. Cost of sales for RUPS for the three and twelve months ended December 31, 2012 includes $0.4 million and $2.8 million, respectively, of pre-tax expense related to the Grenada closure, and depreciation and amortization for RUPS for the twelve months ended December 31, 2012 includes $0.6 million of impairment charges for our Muncy co-generation facility. Income taxes for the twelve months ended December 31, 2012 includes $0.8 million of expense related to the company’s European consolidation project.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to Koppers	$(4.1)	$13.6	$40.4	$65.6

Adjusted net income including discontinued operations (from above)	$9.0	$13.9	$54.0	$68.6

Adjusted net income (from above)	$9.0	$13.9	$54.1	$68.7

Denominator for diluted earnings per share (in thousands)	20,597	20,851	20,815	20,927

Earnings (loss) per share:
Diluted earnings (loss) per share	$(0.20)	$0.65	$1.94	$3.13
Adjusted earnings per share including discontinued operations	$0.44	$0.66	$2.59	$3.27
Adjusted earnings per share	$0.44	$0.66	$2.60	$3.27

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income (loss)	$(5.6)	$14.2	$40.1	$67.2
Interest expense	6.6	7.1	26.8	27.9
Depreciation and amortization	19.8	7.1	41.6	28.2
Income tax provision	7.5	4.8	36.8	33.3
Discontinued operations	—	—	0.1	0.1

EBITDA with noncontrolling interests	28.3	33.2	145.4	156.7

Unusual items impacting net income (1)
Restructuring costs	2.1	0.4	4.2	2.8
Sale of former wood treating facility	—	—	(1.8)	—
Tank cleaning and repair costs	2.6	—	2.6	—

Adjusted EBITDA with noncontrolling interests	$33.0	$33.6	$150.4	$159.5

(1)	Cost of sales for CMC for the three and twelve months ended December 31, 2013 includes $3.6 million of pre-tax expense consisting of $1.0 million related to capacity rationalization activities at our Follansbee and Uithoorn facilities, and $2.6 million for tank and tank car cleaning expenses. Cost of sales for RUPS for the three months ended December 31, 2013 includes $0.5 million of pre-tax expense related to the June 2012 closing of our Grenada facility, and cost of sales for RUPS for the twelve months ended December 31, 2013 includes $2.6 million of pre-tax expense related to Grenada and $1.1 million of income from environmental reserve reversals related to the sale of our Hume facility. Selling, general and administrative expense for CMC for the three and twelve months ended December 31, 2013 includes $0.6 million of pre-tax expense related to the discontinuation of distillation activities at the Uithoorn facility. Other income for the three and twelve months ended December 31, 2013 includes $0.7 million of gain on sale of assets related to our Hume facility. Cost of sales for RUPS for the three and twelve months ended December 31, 2012 includes $0.4 million and $2.8 million, respectively, of pre-tax expense related to the Grenada closure.